 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105

March 9, 2012

Dear Fellow Stockholders:

Our 2012 Annual Meeting of Stockholders will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 24, 2012.  Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

We are pleased to continue taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On March 12, 2012, we will begin mailing to our stockholders a proxy notice containing instructions on how to access our Proxy Statement, Summary Annual Report and Annual Report on Form 10-K and vote on-line.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.  The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, if you only received a proxy notice by mail.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. To vote by internet or telephone, please follow the instructions on the proxy notice. To vote by mail, request a set of proxy materials as instructed on the proxy notice. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

MICHAEL F. NEIDORFF
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON
OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION
CENTENE PLAZA
7700 FORSYTH BOULEVARD
ST. LOUIS, MISSOURI 63105

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 24, 2012

Place	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect three Class II directors to three-year terms and one Class III director to a one-year term;
(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
(3) advisory resolution to approve executive compensation;
(4) to adopt our 2012 Stock Incentive Plan; and
(5) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 24, 2012.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the proxy notice for additional information.

Stockholder List
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices located at 7700 Forsyth Boulevard, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 10, 2012, up to one hour prior to the time of the meeting.

Attending the Annual Meeting
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the board of directors,

Keith H. Williamson Secretary
St. Louis, Missouri
March 9, 2012

PROXY STATEMENT FOR
CENTENE CORPORATION
2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

We have sent you a notice of this proxy statement because our board of directors is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.  The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 24, 2012, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri.

●	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

●	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies.  We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares.  We will reimburse these banks, brokers and other nominees for their related reasonable expenses.  The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $7,500, plus expenses.

We are making this proxy statement, our 2011 Summary Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 available to stockholders for the first time on or about March 12, 2012.

Holders of record of our common stock at the close of business on February 24, 2012 are entitled to one vote per share on each matter properly brought before the meeting.  The proxy notice states the number of shares you are entitled to vote.

You may vote your shares at the meeting in person or by proxy:

●
TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.  If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

●
TO VOTE BY PROXY, you must follow the instructions on the proxy notice and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope.  Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify.  If, after requesting paper materials, you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders.  If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you vote by means of the internet, telephone, or complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

●	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders;

●	submit a new vote by means of the mail, internet or telephone; or

●	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares.  You must also bring a form of personal identification.

At the close of business on February 24, 2012, 51,103,193 shares of our common stock were outstanding, net of treasury shares.  Our by-laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In the election of directors, the four nominees receiving the greatest number of votes cast “FOR” shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, to approve, on an advisory non-binding basis, the Company’s executive compensation and to approve the 2012 Stock Incentive Plan.  Abstentions with respect to each of these proposals are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal.  Broker non-votes with respect to each of these proposals will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

The approval of the 2012 Stock Incentive Plan is subject to an additional approval requirement set by the New York Stock Exchange (“NYSE”).  The minimum vote which will constitute shareowner approval for NYSE purposes is defined as a majority of votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon.  For purposes of the NYSE approval requirements, abstentions and broker non-votes will have the effect of a vote against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither an abstention nor a broker non-vote will have any effect on the result of the vote.

Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the board of directors intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the below procedures.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees and Continuing Directors

Our by-laws provide that the board is to be divided into three classes serving for staggered three-year terms. Under our by-laws, our board of directors has the authority to fix the number of directors, provided that the board must have between five and eleven members.  The first proposal on the agenda for the meeting is the election of three nominees to serve as Class II directors for three-year terms and one nominee to serve as a Class III director beginning at the meeting and ending at our 2015 and 2013 Annual Meetings of Stockholders, respectively.

No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

The board has nominated Robert K. Ditmore, Frederick H. Eppinger and David L. Steward, current Class II directors, for re-election to the board. The board has also nominated Orlando Ayala to election to the board as a Class III director.  We expect that Messrs. Ditmore, Eppinger, Steward, and Ayala will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees.  The board believes the election of these four nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the four nominees.

Class II Director Nominees - Standing for Election for a Term Expiring in 2015

        Robert K. Ditmore.  Mr. Ditmore has been a director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Ditmore also served as a director of UnitedHealth Group Inc. from 1985 to 1995.  Mr. Ditmore’s range of experience includes, in particular, chief executive officer roles and extensive healthcare and service industry expertise. Mr. Ditmore is 77 years old.

        Frederick H. Eppinger.  Mr. Eppinger has been a director since April 2006. Mr. Eppinger has served as a director and President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003.  From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for Channel Point, Inc.  From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992.  Mr. Eppinger’s range of experience includes, in particular, chief executive officer roles, as well as organizational development and insurance industry expertise.  Mr. Eppinger is 53 years old.

        David L. Steward.  Mr. Steward has been a director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. and Telcobuy.com provide electronic procurement and logistics services to companies in the information technology and telecommunications industries.  He also serves as director of First Banks, Inc., a registered bank holding company.  Mr. Steward’s range of experience includes, in particular, chief executive officer roles, political and regulatory relationships, as well as technology expertise.  Mr. Steward is 60 years old.

Class III Director Nominee - Standing for Election for a Term Expiring in 2013

        Orlando Ayala.  Mr. Ayala has been a director since September 2011. Mr. Ayala serves as Vice President, Chairman, emerging Markets and Chief Advisor to the Chief Operating Officer for Microsoft.  Mr. Ayala joined Microsoft in 1991 as Senior Director of the Latin America region.  For more than 30 years, Mr. Ayala has held increasingly senior leadership roles in the technology sector.  Mr. Ayala’s range of experience includes, in particular, technology and organizational development expertise.  Mr. Ayala is 55 years old.

Class I Directors Continuing in Office - Term Expiring in 2014

        Michael F. Neidorff.  Mr. Neidorff has served as our Chairman, President and Chief Executive Officer since May 2004.  From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our board of directors.  From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly-traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc.  From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly-traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Neidorff also serves as a director of Brown Shoe Company, Inc., a publicly-traded footwear company with global operations.  Mr. Neidorff’s range of experience includes, in particular, experience as a chief executive officer, as well as healthcare, investment banking and organizational development expertise.  Mr. Neidorff is 69 years old.

        Richard A. Gephardt.  Mr. Gephardt has been a director since December 2006. Mr. Gephardt is CEO and President of Gephardt Group, LLC, a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiatives. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005, as Senior Advisor to DLA Piper since June 2005, and as Senior Advisor to FTI Consulting Inc. since January 2007.  Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. He also serves as a director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components; CenturyLink, a communication services company; Ford Motor Company, an auto manufacturer; and US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets.  He previously served as a director for Dana Corporation, an auto parts manufacturer and supplier.  Mr. Gephardt’s range of experience includes, in particular, political and regulatory relationships as well as investment banking and healthcare expertise.  Mr. Gephardt is 71 years old.

       John R. Roberts.  Mr. Roberts has been a director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006.  Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a director and chairman of the audit committee of both Regions Financial Corporation, a provider of banking, brokerage, mortgage and insurance products and services, and Energizer Holdings, Inc., a manufacturer of household products.  Mr. Roberts’ range of experience includes, in particular, organizational development expertise as well as experience in service industries and public accounting.  Mr. Roberts is 70 years old.

Class III Directors Continuing in Office - Term Expiring in 2013

        Pamela A. Joseph.  Ms. Joseph has been a director since September 2007.  Ms. Joseph has served as Vice Chairman of U.S. Bancorp and Chairman and Chief Executive Officer of NOVA Information Systems, Inc. since 2004.  From 2000 to 2004, Ms. Joseph served as President and Chief Operating Officer for NOVA Information Systems, Inc.  She also serves as a director for Paychex Inc., a payroll, human resource, and employee benefit outsourcing solution for small to medium sized businesses.  Ms. Joseph’s range of experience includes, in particular, experience as a chief executive officer, as well as technology and service industry expertise.  Ms. Joseph is 53 years old.

       Tommy G. Thompson.  Mr. Thompson has been a director since April 2005. Mr. Thompson served as partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from March 2005 to January 2012 and as President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions from 2005 to June 2011.  From March 2005 to May 2009, Mr. Thompson also worked for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health & Human Services.  From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin.  He also serves as a director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; CareView Communications, a company that has designed patient monitoring equipment for use in hospitals; Cytori Therapeutics, Inc., a company that develops, manufactures, and sells a portfolio of medical products and devices to enable the practice of regenerative medicine; and United

Therapeutics, a biotechnology company that develops and distributes medical products.  Mr. Thompson previously served as a director for AGA Medical Corporation, a designer, manufacturer and distributor of medical devices; CNS Response, a company that has designed software to improve the treatment of behavioral health disorders; Pure Bioscience, a manufacturer and marketer of technology-based bioscience products; and SpectraScience Inc., a designer and manufacturer of medical devices.  In December 2011, Mr. Thompson launched his campaign for Senate in the State of Wisconsin.  Mr. Thompson’s range of experience includes, in particular, experience as a chief executive officer, political and regulatory relationships and healthcare expertise.  Mr. Thompson is 70 years old.

Corporate Governance and Risk Management

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.  Our Corporate Ethics and Compliance Program provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do.  We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange (NYSE). Our board of directors has adopted Corporate Governance Guidelines addressing, among other things, director qualifications and responsibilities, responsibilities of key board committees, director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com.

Our board of directors has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Company, including the principal executive officer, principal financial officer and principal accounting officer.  While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we believe the Code of Business Conduct and Ethics will, among other things, focus our board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the board or a committee of the board.  A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com.  Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest.  As part of our Code of Business Conduct and Ethics, our directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the board of directors, in the case of an executive officer or director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

The board of directors oversees the Company’s enterprise-wide risk management processes, with assistance provided by board committees.  Management executes risk management activities, which includes identifying, assessing, and aligning actions necessary to manage risk consistent with the Company’s strategy.

The oversight responsibility of the board of directors and its committees is enabled by quarterly risk reporting to the board from executive management, designed to provide visibility about the identification, assessment and management of critical risks, including strategic, operational, financial, compensation, public policy, compliance, regulatory, investment, information security and other risks.  Furthermore, the board of directors and its committees are routinely informed of emerging risks that could affect the Company’s risk profile.

As noted above, the board uses its committees to assist in its risk oversight function:

•
Our Audit Committee assists in the oversight of our financial and reporting risks, disclosure risk and procedures, code of business conduct and ethics risks, investment, and risk assessment and management policies.  The Company’s Vice President of Internal Audit, who reports to the Chief Executive Officer and Audit Committee, assists the Company in identifying and evaluating risk management controls and methodologies to address risks and provides reports to the Audit Committee quarterly.  The Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Vice President of Internal Audit.

•
Our Compensation Committee assists in the oversight of risks associated with our compensation plans and policies.  Please see the discussion in the “Compensation Discussion & Analysis”, or “CD&A”, under the heading “Risk Disclosure” for a discussion of elements intended to mitigate excessive risk taking by our employees.

•	Our Nominating and Governance Committee assists in the oversight of board processes and corporate governance related risk.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, none of our executive officers served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.  None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

Related Party Transactions

None.

Director Independence

Our board of directors has affirmatively determined that all directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, as well as all of the members of each of the board’s committees, are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.  In the course of the board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the rules of the NYSE.  In particular, with respect to each of the most recent three completed fiscal years, the board evaluated:

•
Mr. Ayala’s position as a vice president of Microsoft Corporation, from whom the Company licenses certain software, and determined that the payments made pursuant to such licenses in 2011 were under 2% of Microsoft’s annual revenues during 2011.

•
Ms. Joseph’s position as an executive officer of U.S. Bank, serving as a lender under the Company’s $350 million revolving credit facility originated in 2011, and determined that payments to the lender in 2011 were under 2% of the lender’s annual revenues during 2011.   In addition, the board evaluated her position at U.S. Bank, serving as the co-lead arranger under a construction loan originated in 2009 to the Company to develop its corporate office and determined that the payments made to the lender in 2009 and 2010 were under 2% of the lender’s annual revenues during the respective years.  In December 2010, the Company repaid the construction loan.

•
Mr. Roberts’s position as an independent director of a bank serving as a lender under the Company’s previous $300 million revolving credit facility and new $350 million revolving credit facility originated in 2011, and determined that payments to the lender in 2009, 2010 and 2011 were under 2% of the lender’s annual revenues during the respective years.

All directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a director or stockholder. The board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Board of Directors Standing Committees

Our board of directors has established three standing committees – Audit, Compensation, and Nominating and Governance – each of which operates under a charter that has been approved by our board.  Current copies of each committee’s charter are posted on our website, www.centene.com.  In 2010, our board of directors established a Government and Regulatory Affairs Committee, which is co-chaired by Richard A. Gephardt and Tommy G. Thompson.  In 2011, our board established a Technology Committee, which is chaired by Orlando Ayala, with David L. Steward and Pamela A. Joseph serving as members of such committee.

Board Member	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Michael F. Neidorff	Chairman
Orlando Ayala	p		p
Robert K. Ditmore	Presiding Director		Chairman	p
Fred H. Eppinger	p	p
Richard A. Gephardt	p
Pamela A. Joseph	p	p	p
John R. Roberts	p	Chairman
David L. Steward	p		p	Chairman
Tommy G. Thompson	p		p	p
Meetings held in 2011	12	5	5	1

All of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served.  Our corporate governance guidelines provide that directors are expected to attend the 2012 Annual Meeting of Stockholders. All directors attended the 2011 Annual Meeting of Stockholders.

Board of Directors

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations.  The board’s primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its stockholders.  The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors.  It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.  Management keeps the directors informed of its activities through regular written reports and presentations at board and committee meetings.

The board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a presiding director position to further strengthen the governance structure.  The board believes this provides an efficient and effective leadership model for the Company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  The board periodically reviews its leadership structure.  To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined presiding director role;

•	executive sessions of the independent directors in connection with every board meeting; and

•	annual performance evaluations of the chairman and CEO by the independent directors.

 Our board of directors has appointed Robert K. Ditmore “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.  The presiding director’s role includes leading the board’s processes for selecting and evaluating the Chief Executive Officer and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors.

Audit Committee

The Audit Committee’s responsibilities include:

●	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	overseeing our internal audit function;

●	discussing our risk management policies;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

●	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

●	preparing the Audit Committee report required by SEC rules.

The board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to the Named Executive Officers as well as other officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the board and/or stockholders for approval.  The board has determined that each of the members of the Compensation Committee is “independent,” as defined under the rules of the NYSE.  The Compensation Committee’s responsibilities include:

•	evaluating compensation policies and practices to determine if they may be influencing employees to take excessive risks;

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;

•	reviewing and making recommendations to the board with respect to our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Members of management assist the Compensation Committee in its responsibilities by providing recommendations for the Compensation Committee’s approval concerning the design of our compensation program for our executive officers other than our chief executive officer, including our Named Executive Officers, as well as recommended award levels.  The design of our compensation program for our chief executive officer is recommended by the Compensation Committee and approved by the board without any approval of the Chairman, who is the Company’s chief executive officer.

The Compensation Committee considered information and data regarding executive compensation supplied by management and by AONHewitt, a compensation and benefits consultant retained by management.  In addition, Towers Watson, an independent compensation and benefits consulting group, has been engaged by the Compensation Committee to provide advice with respect to base salaries, bonus targets and long-term incentives for our Named Executive Officers.

In 2011, the Company utilized AONHewitt to provide advice with respect to the base salaries, bonus targets and long-term incentives of our officers, including our Named Executive Officers.  The consultants analyzed the compensation levels of the Named Executive Officers of the industry peer group developed by Towers Watson for the most recently completed fiscal year.  As discussed under the CD&A, the Compensation Committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2011.

The Compensation Committee delegates to management the authority to grant certain stock options and restricted stock units under the 2003 Stock Incentive Plan and 2012 Stock Incentive Plan. Our chief executive officer is authorized to issue awards (other than to himself) of up to 30,000 shares to any newly hired executive and up to 12,000 shares to any one person during a calendar year, and is required to report any such grants to the Compensation Committee at the following Compensation Committee meeting.  The delegation of authority may be terminated by the Compensation Committee at any time and for any reason.  All internal promotions and equity grants to a Corporate Officer level and all offers to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) require Compensation Committee approval.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board’s performance.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board.  Mr. Ayala was originally proposed to the Nominating and Governance Committee by an executive search firm, Heidrick & Struggles, and the board of directors elected him to serve on the board in September 2011.  Upon nomination and election of a new director by the board during any year, that director will be nominated for election at the next annual meeting.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines.  These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.  We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, perspective, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	Public company governance

•	Healthcare

•	Service and insurance industry

•	Companies with revenues greater than $1 billion

•	Public accounting

•	Investment banking

•	Technology

•	Organizational development

•	Political and regulatory relationships

•	Experience as a chief executive officer

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation,  7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Communicating with Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond as appropriate.  The chairman of the Nominating and Governance Committee, with the assistance of our chief executive officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.  Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know.

Stockholders and interested parties who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.  Any stockholder or interested party who wishes to communicate directly with our presiding director, or with our non-employee directors as a group, should also follow the foregoing method.

Director Compensation

The following table summarizes the compensation of our non-employee directors for the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) 1	Option Awards ($) 1	All Other Compensation ($) 2	Total ($)
Orlando Ayala	$33,958	$111,838	$139,354	$—	$285,150
Robert K. Ditmore	—	252,923	—	7,500	260,423
Frederick H. Eppinger	—	237,923	—	25,000	262,923
Richard A. Gephardt	115,000	112,923	—	25,000	252,923
Pamela A. Joseph	—	237,923	—	—	237,923
John R. Roberts	30,000	237,923	—	25,000	292,923
David L. Steward	—	252,923	—	25,000	277,923
Tommy G. Thompson	—	252,923	—	25,000	277,923

1
The amounts reported as Stock Awards and Option Awards reflect the grant date fair value of grants made during the current year under the 2003 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan.  Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2011 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2012.  There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.

2	All other compensation reflects charitable contributions made or pledged during 2011 under the Company’s Board of Directors Charitable Matching Gift Program.

Non-employee directors currently receive a quarterly retainer fee of $31,250, provided that the director elects 100% payment pursuant to the Company’s Non-Employee Directors Deferred Stock Compensation Plan to be paid in company stock upon retirement or termination from the board.  Directors not making this election receive a quarterly retainer fee of $25,000.  In addition, the chairman of the Audit Committee receives a quarterly retainer fee of $7,500 and the chairman of the Nominating and Governance Committee, Government and Regulatory Affairs Committee, and Technology Committee each receives a quarterly fee of $3,750.  During 2011, the chairman of the Compensation Committee received a quarterly fee of $3,750 and effective February 2012, the quarterly fee was increased to $6,250.  Also effective February 2012, the Company will begin paying a quarterly retainer fee of $2,500 to the presiding director of the board.  The increases reflect the additional time and responsibility required by these roles.  All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

Each new non-employee director, as of the date on which such director is first elected to the board, is granted an option under our 2003 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. Additionally, in October 2011, the board changed the director compensation program with respect to the grant each non-employee director receives, as of the date of each annual meeting of stockholders, or when first elected to the board, from a grant of restricted shares of our common stock (or equivalent equity-based incentives payable in common stock) having a grant date fair value of $100,000 to a grant of 4,000 restricted shares of our common stock.  The board believes that a fixed number of shares granted annually best incentivizes the board to increase stockholder returns.  The new grants will vest at the next annual meeting of stockholders, subject to meeting Board of Director meeting attendance conditions, effective as of October 2011.  As a result of this change in the compensation program, a prorated grant was made to each director in October 2011.

In October 2011, the board of directors approved the Board of Directors Charitable Matching Gift Program.  Under the program, the Company will match a board member’s qualifying charitable donations of up to $25,000 per calendar year.  Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)3 and within the Company’s charitable contribution guidelines.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our non-employee directors on December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Shares or Units of Stock That Have Not Vested (#)
Orlando Ayala	—	10,000	3,593
Robert K. Ditmore	32,500	—	3,555
Frederick H. Eppinger	10,000	—	3,555
Richard A. Gephardt	10,000	—	3,555
Pamela A. Joseph	10,000	—	3,555
John R. Roberts	13,000	2,000	3,555
David L. Steward	25,000	—	3,555
Tommy G. Thompson	10,000	—	3,555

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our board of directors.

PROPOSAL TWO:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2011.  The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements.  Our board of directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our and our stockholders’ best interest.

KPMG LLP has served as our independent registered public accounting firm since June 8, 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.  The board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

The following table discloses the aggregate fees billed in 2011 and 2010 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2011	2010
Audit Fees	$1,718	$1,594
Audit-Related Fees	109	120
Tax Fees	—	—
All Other Fees	—	—

Audit-related fees in 2011 and 2010 consist primarily of fees for operational control reviews.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm.  Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.  All audit-related fees and tax fees for 2011 and 2010 were pre-approved by the Audit Committee, and no fees were paid under the de minimis exception to the audit committee pre-approval requirements.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

At our 2011 annual meeting of stockholders, our stockholders approved the Company’s executive compensation and, in accordance with the Board’s recommendation, approved holding future advisory votes on executive compensation on an annual basis.  Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again holding an advisory vote on the Company’s executive compensation, as described in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, included in this proxy statement.  Our executive compensation program has been designed to implement the Company’s compensation philosophy of paying for performance by making decisions based on promoting the Company’s corporate mission statement and creating long-term stockholder value.  This philosophy is evidenced by the following:

•
We provide a significant part of executive compensation in the form of at-risk annual incentive and long-term incentive compensation; for example, in previous years we have withheld or reduced payments under our incentive programs when corporate financial measures have not been fully achieved.

•
Our annual incentive and long-term incentive opportunities are substantially based on corporate financial measures closely correlated with achieving long-term stockholder value, such as earnings per share, revenue growth targets and pre-tax operating margins.  Annual and long-term incentive opportunities also reflect the impact to the current year income for new contracts awarded that drive future revenue growth and take into account the costs associated with the contract procurements which occur prior to revenue generation.

•
We provide a mix of short-term and long-term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages, motivating our executives without fostering excessive risk-taking and linking executive officer compensation with the creation of long-term stockholder value.

The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of those executive officers listed in the Summary Compensation Table of this proxy statement, who we refer to in this proxy statement as the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (SEC), including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under “Information about Executive Compensation”.

Because the vote is advisory, it will not be binding upon the board of directors or the Compensation Committee and neither the board of directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR: ADOPTION OF OUR 2012 STOCK INCENTIVE PLAN

In February 2012, our board of directors adopted, subject to stockholder approval, the 2012 Stock Incentive Plan, referred to below as the 2012 Plan.   We will use the 2012 Plan to attract and retain talented employees in a highly competitive employment market.  Our management will carefully consider all proposed grants under the 2012 Plan, and our Compensation Committee or chairman, president and chief executive officer, with authority delegated from our Compensation Committee will approve all awards.

Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position to:

•	attract new employees and executives with competitive compensation packages;

•	retain our existing executives who are attractive candidates to other companies in our industries;

•	motivate and recognize our high performing individuals; and

•	ensure the availability of stock incentives for employees we hire as a result of acquisitions.

Accordingly, the board believes the 2012 Plan is in the Company’s best interest and the best interest of its stockholders and recommends a vote “FOR” the 2012 Plan.  In the event the 2012 Plan is not approved at the meeting, the board will reconsider the alternatives available to help attract, retain and motivate key individuals who are currently our employees or who become employees as the result of any future acquisitions.

Summary of the 2012 Plan

The following is a brief summary of the 2012 Plan.  A copy of the 2012 Plan is included as Appendix A to this proxy statement.  The following summary is qualified in its entirety by reference to the 2012 Plan.

Up to 2,300,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 2012 Plan.  Upon approval of the 2012 Plan, shares available for grant under the 2003 Stock Incentive Plan (the 2003 Plan) will be cancelled and converted to shares available under the 2012 Plan.

The following table shows the number of shares remaining available for grant under the 2003 Plan, the number of outstanding and unexercised stock options, and the number of unvested full-value shares subject to vesting (restricted stock units, restricted stock awards, etc.).

As of March 2, 2012
Shares available for grant under the 2003 Plan	996,641
Shares subject to outstanding awards:
Unvested Restricted Stock and Restricted Stock Units	2,050,035
Unexercised Options	1,699,1091

1 Weighted average exercise price of $21.94 and weighted average remaining contractual term of 4.1 years.

Types of Awards

The 2012 Plan provides for the grant of:

•	incentive stock options intended to qualify under Section 422 of the Internal Revenue Code;

•	non-statutory stock options;

•	restricted stock and restricted stock units, collectively referred to herein as restricted stock awards;

•	stock appreciation rights; and

•	other stock based awards.

Options.  Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and are subject to such other terms and conditions as are specified in connection with the option grant.  We may grant options only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant.  Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of our common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Centene.  The 2012 Plan permits the following forms of payment of the exercise price of options:

•	payment by cash, check or in connection with a “cashless exercise” through a broker;

•	surrender of shares of our common stock;

•	any other lawful means (other than promissory notes); or

•	any combination of these forms of payment.

Restricted Stock.  Awards of restricted stock entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient at the issue price or other stated formula or price in the event that the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period established for such award.

Restricted Stock Units.  Restricted stock unit awards entitle recipients to acquire shares of our common stock in the future, and we promise to complete the issuance of stock to the recipient promptly after the award vests.  The right to acquire the stock will be subject to terms and conditions established by the Compensation Committee and the shares received may be subject to restrictions or repurchase.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder upon exercise to receive an amount in common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock.  SARs may be based solely on appreciation in the fair market value of common stock or on a comparison of such appreciation with some other measure of market growth such as appreciation in a recognized market index.  SARs may be issued in tandem with options or as stand-alone rights.  We may grant SARs only at an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant.

Other Stock Based Awards.  The Compensation Committee has discretion to issue other stock based awards that have a value based on the value of shares, including but not limited to grants of stock and grants of rights to receive stock in the future.  The terms and conditions of other stock based awards, if any, shall be determined by the Compensation Committee.

Performance Measures

With respect to restricted stock awards, the Compensation Committee may set performance measures designed to satisfy the requirements of Code Section 162(m) which will be set forth in the award agreement pertaining to the grant of the award.  The time period during which the performance measures must be met is called the “performance period.”

Performance measures authorized by the 2012 Plan include:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net sales or revenue growth;

•	net operating profit (before and after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets; and

•	economic value added (net operating profit after tax minus (the sum of capital multiplied by the cost of capital)).

The Compensation Committee may use these performance measure(s) to:

•
measure our performance, or the performance of any of our subsidiaries and/or affiliates, as a whole or measure the performance of any of our business units, or any of the business units of our subsidiaries and/or affiliates, or any combination thereof, as the Compensation Committee may deem appropriate;

•	compare any of the foregoing performance measures to the performance of a group of comparator companies, or a published or special index that the Compensation Committee deems appropriate; or

•	compare our share price (including, but not limited to, growth measures and total shareholder return) to various stock market indices.

Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative.  The Compensation Committee will have the discretion to adjust the amount payable on a corporation-wide or divisional basis or to reflect individual performance and/or unanticipated factors; however, awards that are designed to meet the performance-based criteria of Code Section 162(m) may not be adjusted upward.  Shareholder approval of the 2012 Plan will be deemed to include approval of the various performance award measures identified above.

If applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, then the Compensation Committee, in its sole discretion, may make such changes without obtaining shareholder approval, provided the exercise of such discretion does not violate Code Section 409A.  In addition, if the Compensation Committee determines that it is advisable to grant awards that will not meet the performance-based criteria, then the Compensation Committee may make such grants without satisfying the requirements of Code Section 162(m).

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2012 Plan.  Under present law, however, incentive stock options may only be granted to employees of Centene or any of our subsidiaries.  The maximum number of shares with respect to which awards may be granted, including options and stock appreciation rights, to any participant under the 2012 Plan may not exceed 500,000 in any calendar year.

Plan Benefits

As of February 24, 2012, approximately 5,700 of our employees and directors were eligible to receive awards under the 2012 Plan, including our twelve executive officers and eight non-employee directors.

The granting of awards under the 2012 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.  Such awards will be granted at the discretion of our Compensation Committee or, in the event they have delegated this authority, their delegate.  Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Administration

Our Compensation Committee will administer the 2012 Plan.  The Compensation Committee will have the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2012 Plan and to interpret the provisions of the 2012 Plan.  Pursuant to the terms of the 2012 Plan, the Compensation Committee may delegate authority under the 2012 Plan to one or more committees or subcommittees of the board or one or more of our executive officers, provided that the board fixes the terms of the awards and the maximum number of shares that any executive officer may grant.  Discretionary awards to independent directors may only be recommended by a committee comprised solely of independent directors, and awards made to the CEO must be approved only by a majority of the  independent directors of the board.

Subject to any applicable limitations contained in the 2012 Plan, the Compensation Committee or any committee to which the Compensation Committee delegates authority, as the case may be, will select the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•
the number of shares of our common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price, subject to the restriction on re-pricing described below.

No award to an employee may become exercisable in increments greater than one-third of the total award in any period of twelve consecutive months.  The Compensation Committee is required to make appropriate adjustments in connection with the 2012 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Unless such action is approved by our stockholders:

•	no outstanding award granted under the 2012 Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding award;

•
the Compensation Committee may not cancel any outstanding award (whether or not granted under the 2012 Plan) and grant in substitution therefore new awards under the 2012 Plan covering the same or a different number of shares and having an exercise price per share less than the then-existing exercise price per share of the cancelled award; and

•	no outstanding award granted under the 2012 Plan may be repurchased by the Company at a price greater than the current fair market value of the outstanding award.

If any shares subject to award under the 2003 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the 2012 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.  Shares of common stock covered by SARs are counted against the number of shares available for future grant under the 2012 Plan and shares of common stock tendered to purchase shares of common stock upon the exercise of any award or satisfy tax withholding obligations are not added back to the number of shares available for future grant under the 2012 Plan.

Transferability

Transfers of awards under the 2012 Plan will be limited to transfers pursuant to qualified domestic relations orders and gratuitous transfers for the benefit of immediate family members, family trusts or family partnerships.

Amendment or Termination

No award may be made under the 2012 Plan after April 24, 2022 but awards previously granted may extend beyond that date.  The Compensation Committee may at any time amend, suspend or terminate the 2012 Plan, except that:

•	all material revisions (as defined by the applicable rules of the New York Stock Exchange) to the 2012 Plan shall be subject to stockholder approval; and

•
no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2012 Plan and with respect to the sale of common stock acquired under the 2012 Plan.  This summary is based on the federal tax laws in effect as of the date of this proxy statement.  Changes to these laws could alter the tax consequences described below.  This summary is not intended to be a complete discussion of all the federal income tax consequences associated with the 2012 Plan.  Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors.  Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Incentive Stock Options.  In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option, provided the participant is an employee on the date of exercise or his or her last day of employment was no more than three months before the date of exercise.  Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option, referred to below as ISO Stock.  The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary depending on the date on which it is sold.  If the participant sells ISO Stock more than two years from the date the option was granted and more than one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock before satisfying the above waiting periods, called a disqualifying disposition, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain.  The amount of the ordinary gain will be:  (1) the lesser of (a) the amount realized on the disposition of the shares or (b) the fair market value of the shares on the date of exercise; minus (2) the exercise price of the stock.  The amount of capital gain will be the amount not already realized as ordinary gain that the participant realizes upon disposition of the shares that exceeds the fair market value of those shares on the date the participant exercised the option.  This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year before the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock.  This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year before the date of sale.

Non-Statutory Stock Options.  As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option.  Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option, referred to below as NSO Stock, on the exercise date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option.  Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock.  This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year before the date of the sale.

Early-Exercise Alternative.  The Compensation Committee may permit a participant to exercise the unvested portion of an option, subject to our right to repurchase the unvested shares.  In general, a participant who exercises the unvested portion of an option and then makes a valid election under Section 83(b) of the Internal Revenue Code within 30 days of the exercise date should be taxed as if the underlying shares were vested shares with the consequences described above under “Incentive Stock Options” or “Non-Statutory Stock Options” (whichever is applicable).  A participant who exercises the unvested portion of an option and does not make a valid Section 83(b) election within 30 days of the exercise date generally will be treated as having exercised the option to the extent that our repurchase right lapses with respect to the underlying shares.  Otherwise, the participant will be taxed as described above under “Incentive Stock Options” or “Non-Statutory Stock Options,” whichever is applicable.

Restricted Stock.  A participant will not recognize taxable income upon the grant of an award of restricted stock unless the participant makes a Section 83(b) election.  If the participant makes a valid Section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of our common stock at the time the award is granted and the purchase price paid for the common stock.  If a valid Section 83(b) election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of our common stock at the time of such lapse and the original purchase price paid for the common stock.  The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the common stock acquired pursuant to an award of restricted stock, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant’s tax basis in the common stock.  This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year from the earlier of the date that the participant made a Section 83(b) election or the forfeiture provisions and restrictions on transfer lapsed.

Restricted Stock Units.  The tax consequences of restricted stock units are substantially the same as the tax consequences of restricted stock, except that no Section 83(b) election may be made with respect to restricted stock units.

Stock Appreciation Rights.  A participant will not have income upon the grant of a SAR.  A participant will have compensation income upon the exercise of a SAR equal to the appreciation in the value of the stock underlying the SAR.  When the stock distributed in settlement of the SAR is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the date of exercise.  Any capital gain or loss will be long-term if the participant held the stock for more than one year, and otherwise will be short-term.

Other Stock Based Award.  Upon the disposition of the common stock acquired pursuant to an other stock based award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant’s tax basis in the common stock.  This capital gain or loss will be a long-term capital gain or loss if the participant held the stock for more than one year and otherwise will be short-term.

Section 409A.  Acceleration of income inclusion, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code.  To be compliant with Section 409A, rules with respect to the terms of awards, timing of elections to defer compensation, distribution events and funding must all be satisfied.  Most awards under the 2012 Plan are exempt from the Section 409A rules.  However, with respect to those awards under the 2012 Plan which could be subject to the Section 409A rules, the 2012 Plan includes provisions which are intended to prevent awards under the Plan from triggering the adverse tax consequences applicable to deferred compensation under Section 409A.

Tax Consequences to Centene

The grant of an award under the 2012 Plan generally will have no tax consequences to us.  Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the 2012 Plan will have any tax consequences to us.  We generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2012 Plan, including in connection with a restricted stock award or SAR or as a result of the exercise of a non-statutory stock option or a disqualifying disposition.  Tax deduction of compensation is generally subject to the limits of Section 162(m) of the Internal Revenue Code.  Awards that qualify as “performance-based compensation” are, however, exempt from the limitations of Section 162(m), and we are allowed the full federal tax deduction otherwise permitted for such compensation.  In addition, gain recognized upon the exercise of stock options and stock appreciation rights issued with an exercise price equal to the fair market value of the stock on the date of grant are exempt from the limitations of Section 162(m).  The 2012 Plan provides discretion for us to grant awards that do not qualify as “performance-based compensation” and that therefore will be subject to the limits of Section 162(m).

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, about the securities authorized for issuance under our equity compensation plans, consisting of our 2002 Employee Stock Purchase Plan and 2003 Stock Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	4,315,165	$20.75	1,600,251
Equity compensation plans not approved by stockholders	—	—	—
Total	4,315,165		1,600,251

The number of securities in column (a) includes 2,196,562 options with a weighted-average remaining life of 3.9 years and 2,118,603 shares of restricted stock and restricted stock units.

The number of securities in column (c) includes 600,110 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of Centene’s consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing two reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2011 before their issuance and to discuss significant accounting issues and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence which requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the board that the audited consolidated financial statements be included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE

John R. Roberts, Chair
Frederick H. Eppinger
Pamela A. Joseph

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and our annual report on Form 10-K.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair
Orlando Ayala
Pamela A. Joseph
David L. Steward
Tommy G. Thompson

Compensation Discussion and Analysis (CD&A)

This CD&A discusses our compensation policies and arrangements that are applicable to our Named Executive Officers.

Company’s Compensation Philosophy

Our overall compensation philosophy is to pay for performance.  Compensation decisions are based on what promotes our corporate mission statement and creates long-term stockholder value using specific metrics that promote our pay for performance culture.  Compensation decisions are based on the Company meeting specific earnings per share objectives, as well as revenue growth and pre-tax operating margin targets, meeting our annual and long term business plans and differentiating superior performers to correlate compensation with such executives’ contributions to Company success.  In addition, Centene will continue to emphasize stock compensation arrangements that reward superior performance rather than creating a sense of entitlement and aligning the financial interests of our executives with the interests of long-term stockholders, which is evidenced by our stock ownership requirements for officers of the Company.

Executive Summary of Fiscal Year 2011

During 2011, our CEO, Michael Neidorff, along with our executive team, led the Company to deliver a year of strong financial results, successful procurement of new business and excellent shareholder returns.

•	Premium and service revenues from continuing operations totaled $5.2 billion, representing 20.9% growth year over year.

•	Diluted net earnings per share from continuing operations were $2.12, including $0.10 of debt extinguishment costs, representing 17.8% growth year over year.

•	Total operating cash flows of $261.7 million, or 2.4 times net earnings.

•
The Company successfully won 6 out of 6 Health Plan contract awards in 2011, including significant expansion in Texas, along with new business in Kentucky and Louisiana.  The costs to procure new business were incurred in 2011 in advance of revenue generation, and provide for revenue growth estimated at 40%-50% in 2012.

•	Shares of Centene stock climbed to $39.59 at December 31, 2011 from $25.34 at December 31, 2010, representing total shareholder returns of 56% in 2011.

The following graph illustrates the Company’s pay for performance philosophy by placing a majority of the executive’s target total direct compensation at risk.  The graph illustrates the compensation reflected for 2011 in the Summary Compensation Table.  With respect to long-term performance, 50% of the restricted stock units (RSUs) are performance based and the 2007 Cash Long Term Incentive Plan (Cash LTIP) is 100% performance-based on three-year metrics from 2009 to 2011.

While promoting a pay for performance culture, the Company continually audits and reviews its pay practices to ensure that there is not excessive risk taking.  Management is aware of companies that have not appropriately balanced risk and rewards in their executive compensation programs and believes that the proper balance of long term incentives with the proper annual base salary must be continually evaluated.  The Compensation Committee believes the current compensation mix presented in the chart above was appropriate for 2011.

Results of the April 2011 “Say-on-Pay” Vote

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.  At our April 2011 annual meeting, more than 71% of our shareholders voted to approve our fiscal 2010 executive compensation program.  During 2011, the Company conducted outreach efforts to contact shareholders expressing dissatisfaction with our 2010 compensation in order to understand and address their concerns.  As a result, the Company has provided additional disclosures to help clarify concerns raised in those conversations.  We continue to value the insights we gain through such dialogue with our investors on this subject and will continue to monitor the voting results.

Overview of the Compensation Program

The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the board of directors in the development and oversight of all aspects of executive compensation.   The key compensation goals are to hire, motivate, reward and retain executives who create long-term stockholder value. The philosophy of the Compensation Committee as it relates to executive compensation is that our chief executive officer and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading us in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long-term interests of stockholders.

Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. In light of this, Centene must view both private equity firms and competitors with larger revenue bases as significant competition for talent and must recognize that Centene is a source for them to recruit this talent if the appropriate compensation programs are not in place.  The establishment of aggressive expectations (pay for documented performance) and Centene’s ability to achieve those expectations and demonstrate growth in earnings per share has a proven impact on stockholder value.

In order to achieve these operating objectives, the Compensation Committee establishes target, market-based total compensation (e.g., base salary, annual bonus target and long-term incentives) from similarly sized companies based on revenues.  For total compensation, the Compensation Committee’s competitive objective is for our total compensation to:

•
fall between the 50th percentile and 75th percentile of the 19 company insurance industry peer group (discussed below) based on size-adjusted and compensation-regressed organizations at revenues of $5 billion;

•	fall between the 50th percentile and 75th percentile of general industry organizations based on size-adjusted and compensation-regressed organizations at revenues of $5 billion; and

•
approximate the 50th percentile of organizations in the general industry that have similar growth and long-term performance as Centene based on size-adjusted and compensation-regressed organizations at revenues of $5 billion.

The Compensation Committee also takes into account the significant growth expected by the company and the new contracts the Company has been awarded.  Revenue growth in 2011 was 20.9% and projected revenue for 2012 reflects growth of 40% to 50% as a result of the awards.  The efforts and costs to win new contracts are incurred well in advance of the time revenue begins.  The Compensation Committee also recognizes the short term negative impact on EPS from pursuing new contracts.   The Compensation Committee believes pursuing and winning new contracts is in the best long-term interest of its stockholders.

For the components of total compensation, the Compensation Committee’s competitive objectives are for our:

•	base salary to approximate the 75th percentile of similarly-sized organizations;

•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and

•	long-term incentives to approximate the 50th percentile of similarly-sized organizations.

Both sets of objectives generally result in approximately the same market based total compensation.

Benchmarking and Comparator Groups

Each year the Compensation Committee evaluates a number of factors when determining executive compensation levels to ensure that pay opportunities being delivered to our executive officers are competitive with the labor markets in which the Company competes for talent.  Publicly available executive compensation market data is used in this decision making process.

In 2011, Towers Watson was engaged to review the executive compensation peer group that was originally developed in 2009 by conducting an independent analysis of the insurance industry.  In developing this peer group, Towers Watson analyzed the managed care industry and possible Centene peers using the Standard and Poor’s Global Industry Classification System (GICS) codes.  The analysis indicated that there are three key segments to the industry:

•	Managed Health Care Companies (Centene classification)

•	Health Care Facilities

•	Health Care Services

From this analysis, Towers Watson continues to recommend the current sample size of 19 companies; 13 from Managed Health Care Companies (complete view of the Managed Health Care Industry of companies greater than $1 billion in revenue), three from Health Care Services and three from Health Care Facilities.  The Compensation Committee believed that this group was more indicative of high growth companies (like Centene), provides a complete view of the managed healthcare industry and recognizes Centene’s labor market for executive and management talent by also including healthcare facilities and healthcare services companies.  The following represents the Company’s industry peer group for 2011:

1. Aetna, Inc
2. Amedisys Inc.
3. Amerigroup Corporation
4. Catalyst Health Solutions, Inc.
5. CIGNA Corporation
6. Community Health Systems, Inc.
7. Coventry Health Care, Inc.
8. Davita Inc.
9. Health Net, Inc.
10. Healthspring, Inc.
11. Humana, Inc.
12. Lifepoint Hospitals, Inc.
13. Magellan Health Services Inc.
14. Molina Healthcare, Inc.
15. Sun Healthcare Group Inc.
16. UnitedHealth Group Inc.
17. Universal American Corporation
18. Wellcare Health Plans, Inc.
19. WellPoint, Inc.

Methodology

A key element of our benchmarking methodology is the use of regression analysis. Regression analysis is a statistical technique that allows us to use compensation information from a wide-ranging group of companies to develop market data that is specific to our size. Regression analysis ensures that individual companies in our peer group that are substantially larger (or smaller) than us do not skew the resulting market data too high (or low) as a result of the influence of size differences on pay practices. The regression analysis we use to develop market data is based on revenue adjusted to $5 billion which we believe is a proxy for the breadth and depth of executive responsibilities.

Using regression analysis in considering the market data from the Company’s industry peer group, we adjusted the data to $5 billion in revenue to approximate the Company’s revenue, and compensation was similarly adjusted through the use of statistical regression analysis to reflect the 50th and 75th percentile of a $5 billion company for base salary, target bonus, long term incentives and target total compensation.  These adjusted values were used as the basis of comparison between our executives and those of the industry peer group.

The Compensation Committee used Towers Watson to supply and summarize the market data from these companies for the CEO and the other four Named Executive Officers.  In addition, the Compensation Committee reviewed additional data sources from Towers Watson in determining the compensation for the CEO.  As mentioned previously, Towers Watson was retained independently by the Compensation Committee to provide recommendations for the CEO’s compensation.

The market for executive talent includes companies both within and outside our industry or sector.  Therefore, the market data the Compensation Committee utilizes includes not only the industry peer group of 19 companies developed by Towers Watson but also a general industry peer group of 43 companies developed by AONHewitt.  The Compensation Committee believes that including this broader range of companies is likely to provide a more representative depiction of the overall competitive market for talent, as evidenced by several of our executives being recruited from companies outside of our industry.  This general industry peer group was redeveloped in 2011 using AONHewitt’s Total Compensation ManagementTM database of approximately 700 companies.  From that group, 204 companies with annual revenue of $2.5 billion-$13 billion were selected as a possible sample.  From that group, companies that did not meet two of the following criteria were excluded from the group:

•	5-year return on net assets > 10%

•	5-year sales growth > 10%

•	5-year earnings per share growth > 10%

•	5-year total shareholder return > 7%

Eighty-six companies met at least two of the above criteria.  The sample size was further reduced to 43 companies by keeping companies from the prior year that included broad industry representation, eliminating 13 companies (5 that did not participate in the survey, 4 that fell below $2.5 billion in revenue and 4 that did not meet multiple screens for the 2nd consecutive year).  14 companies were then added that met at least two or more of the criteria.

This general industry peer group market data was also size adjusted using statistical regression analysis to $5 billion in revenue to approximate the Company’s 2011 revenue, and compensation was similarly adjusted using statistical regression analysis to reflect the 50th and 75th percentile of a $5 billion company for base salary, target bonus, long term incentives and target total compensation.

 All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the Compensation Committee’s competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each Named Executive Officer, which includes the current value of all outstanding equity-based awards, deferrals, benefits and perquisites, as well as potential payments under change in control agreements.  The Compensation Committee uses the tally sheets to analyze each Named Executive Officer’s base salary, annual incentive target and long term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation.

The Compensation Committee has always viewed compensation as a total package that includes base salary, performance-based bonus compensation, long-term equity compensation, deferrals, benefits and perquisites. Because we do not provide a defined benefit pension plan or retiree health care (except for the chief executive officer as provided for in his employment agreement), the Compensation Committee believes that it is important that executives are compensated at levels that may exceed their counterparts in industries that provide this type of benefit.

Setting Total Compensation: CEO

The Compensation Committee reviewed the total target direct compensation for Mr. Neidorff by analyzing his 2011 target compensation mix and comparing it to the available market data from 2010 for the industry peer group of 19 companies developed by Towers Watson and the general industry peer group of 43 companies developed by AONHewitt.  Given the Company’s high growth rate, the Compensation Committee reviewed these two different groups regressed at $5 billion representing 2011 revenue and $10 billion representing estimated future revenue based on our growth pattern.  Taken together, the Compensation Committee believes these create a range of market-competitive compensation that can be used to effectively manage Centene’s pay levels as we continue to grow.  It is important to recognize that the Compensation Committee reviewed the pay components in the two tables below to demonstrate the CEO’s compensation  is linked to the Company’s 2011 performance (performance based RSU’s awarded in 2010 are earned based on 2011 performance), and this is different from the disclosure in the “Summary Compensation Table”.  The review indicated that in 2011, Mr. Neidorff was within the Company’s pay philosophy of paying within the 50th and 75th percentile of the industry peer group and the general industry with data regressed at $5 billion ($ in thousands):

		Peer Group 1		General Industry 2
Pay Component	Centene	50th	75th	50th	75th
Annualized Base Pay	$1,100.0	$926.0	$1,043.0	$1,060.0	$1,167.0
Annual Bonus Target	1,650.0	1,198.0	1,432.0	1,291.0	1,433.0
Long Term Incentive (LTI) Awards:
$ Value – 75,000 RSU’s (Performance Based)	1,824.8
$ Value – 75,000 RSU’s (Time Based)	1,824.8
Cash Long Term Incentive Plan Target (Performance Based)	1,650.0
Total LTI Awards	5,299.6	4,650.0	6,495.0	4,643.0	5,881.0
Total Target Compensation	$8,049.6	$6,773.0	$8,969.0	$6,995.0	$8,480.0

1 Peer Group n = 19 companies discussed in the CD&A under the heading “Benchmarking and Comparator Groups”
2 General Industry Group n= 43 companies discussed in the CD&A under the heading “ Methodology”

Further, the Compensation Committee reviewed the total target direct compensation for Mr. Neidorff for 2012 by analyzing his 2011 pay mix and comparing it to the industry peer group excluding the largest five companies by revenue.  The review indicated that in 2011, Mr. Neidorff was still within the Company’s pay philosophy of paying within the 50th and 75th percentile of the industry peer group without including the largest five companies ($ in thousands):

		Peer Group 1
Pay Component	Centene	50th	75th
Annualized Base Pay	$1,100.0	$850.0	$956.0
Annual Bonus Target	1,650.0	998.0	1,581.0
Long Term Incentive (LTI) Awards:
$ Value – 75,000 RSU’s (Performance Based)	1,824.8
$ Value – 75,000 RSU’s (Time Based)	1,824.8
Cash Long Term Incentive Plan Target (Performance Based)	1,650.0
Total LTI Awards	5,299.6	2,982.0	6,329.0
Total Target Compensation	$8,049.6	$4,830.0	$8,866.0

1 Peer Group n = 14 companies discussed in the CD&A under the heading “Benchmarking and Comparator Groups” (excluding the largest 5 companies)

Based on the Compensation Committee’s review of the outstanding financial performance of the Company in 2011, Mr. Neidorff was provided with an increase in base salary for 2012 to $1.2 million as well as 75,000 performance based RSU’s and 75,000 time based RSU’s, consistent with stock awarded in December 2010.  The Board believes that due to the growth of the company and the increased scope and diversification of the business, that Mr. Neidorff should be awarded the same number of RSU’s that were provided in the previous year, which incorporates an appreciation in stock value from 2010 to 2011.  Further, the Compensation Committee believes that his total compensation opportunity in 2012 will fall within the Company’s pay philosophy that is between the 50% and 75% percentile of the industry peer group.  Finally, of his total target compensation opportunity, 62% is strictly related to the financial performance of the Company.

Setting Total Compensation: Other Named Executive Officers

A similar analysis was performed on the other NEO’s excluding the five largest companies from the industry peer group.  In all cases, the executive’s total compensation fell within the 50th and 75th percentile of the 14 industry peers.  The Compensation Committee reviewed the performance of each individual and granted increases in base salary and RSU’s based on these results.

Base Salaries

In determining appropriate annual base salaries, in addition to reviewing size adjusted market data from AONHewitt and Towers Watson, the Compensation Committee considered:

•	the chief executive officer’s recommendations as to compensation for all other executive officers;

•	the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer;

•	the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value; and

•	internal equity.

In certain circumstances such as an external candidate or an executive with high potential, base salary may be positioned above the competitive objectives, with the appropriate supporting rationale. The Compensation Committee’s analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ base salaries.

Adjustments to base salaries are determined based on merit and market. This requires a detailed evaluation of individual performance, competitive market levels and rates of increase, executive experience, internal equity, as well as our overall salary budget. In 2011, Towers Watson compared our Named Executive Officers’ base salaries to the size adjusted market data, and on average, our base salaries for 2011 were below the 75th percentile of the industry peer group.  As mentioned previously, effective January 1, 2012, the Chairman, President and Chief Executive Officer’s 2012 Annual base salary increased to $1.2 million.  Other Named Executive Officers received base salary increases for 2012 in light of the aforementioned factors.  Since annual incentives (as discussed below) are based on a percentage of base salary, base salary increases also have the effect of increasing the size of annual incentive opportunities.  For purposes of evaluating 2012 base salaries, the Compensation Committee took into account the Company’s significant revenue growth for 2012 with estimated revenue in excess of $7 billion.

Annual Incentives

The Compensation Committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to our overall performance. Awards under our bonus plan are recommended to the board of directors by the Compensation Committee based primarily upon:

•	meeting the Company’s earnings per share objective;

•	our overall performance, including our performance versus our business plan;

•	the performance of the individual officer, including the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value;

•	targeted bonus amounts which are based upon size adjusted market data; and

•	the recommendation of the chief executive officer.

Annual incentive compensation is designed to motivate executives to achieve higher levels of success through formula driven targets. Executives are rewarded for meeting annual operating plan objectives for a 12 month period that create long-term stockholder value. Specifically, the primary corporate financial measurements for determining bonus eligibility are earnings per share (EPS), revenue growth targets and pre-tax operating margins. Secondly, each business unit may have annual operating plan objectives which determine bonus eligibility. Business unit bonuses are based on meeting pre-established operating plan expectations. Finally, individual performance is evaluated to determine the amount above or below the target that should be awarded. The Compensation Committee has previously exercised its discretion to pay bonuses above and below the target.

Target percentages are positioned to be competitive with the 50th percentile of the size adjusted market data. However, when applied to our base salaries, they create a total cash opportunity that is consistent with our competitive objectives. Additional amounts are possible in the Compensation Committee’s discretion, based upon the executive’s achievement of above-target performance, which may allow an executive to actually earn cash compensation near the high end of the range of our competitive objectives.

The Compensation Committee reviewed the chief executive officer’s performance during 2011 and recommended to the board of directors that an annual bonus of $2,475,000 (150% of his target) be awarded to Mr. Neidorff for the year.  In making this recommendation, the Compensation Committee recognized the following:

•	Shares of Centene stock climbed to $39.59 at December 31, 2011 from $25.34 at December 31, 2010, representing total shareholder return of 56% in 2011.

•	Premium and service revenues totaled $5.2 billion, representing 20.9% growth year over year.

•	Diluted net earnings per share from continuing operations were $2.12, including $(0.10) of debt extinguishment costs, representing 17.8% growth year over year.

•	The Company was awarded contracts for a significant expansion in Texas, along with new business in Kentucky and Louisiana.

•	Forecasted premium and service revenues for 2012 are in the range of $7.2 - $7.6 billion resulting from 2011 contract awards and expansions, representing estimated growth of 40% to 50% from 2011.

Other Named Executive Officers also received an annual bonus based on individual performance and the performance of the Company.  Recognizing that pay for performance is part of the Company’s culture, in the past the Compensation Committee has withheld annual incentive bonuses when certain financial measures were not met, most recently in 2006, or not paid out full target bonuses as was the case in 2007.

For 2012, we will continue to use similar objective performance measures stated above and also evaluate individual performance for our annual incentive program. The Compensation Committee believes that it has set the performance measure targets to provide the appropriate level of motivation for participants based on market and industry expectations.

Based on the amounts of total compensation listed in the Summary Compensation Table, annual bonus compensation represented from 21% to 26% of total compensation for the Named Executive Officers in fiscal year 2011.  The Compensation Committee believes that these amounts are reflective of the program’s objective to reward individual performance that contributes to our overall performance in light of meeting the targeted earnings per share amount.

Long-Term Incentives

Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term thinking and share long-term successes while aligning executive and stockholder interests.

Long-term incentives are positioned at the lower end of the range of our competitive objective, for two reasons:

•
This keeps our total compensation opportunity in line with our competitive objectives (that is, not every component of pay can be positioned at the high end of the range, or else total compensation opportunity will exceed the high end of the range).

•	Our staffing model and business plan should provide, over a longer time horizon, opportunities for greater than average wealth accumulation as performance warrants.

During the Compensation Committee’s review in December 2011, it was noted that long-term incentives that were granted to our Named Executive Officers are now positioned 18% below the 50th percentile of similarly-sized organizations which is below our competitive objective.  Therefore, the Compensation Committee considered this position when awarding RSUs and determining the size of the grants made to the Named Executive Officers at that meeting.

Long-term incentives are provided both through equity (RSUs) and cash, ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice.  In summary, excluding acquisitions, we do not annually grant more than 2% of the outstanding shares of the Company.

RSUs are designed to attract executive talent in a competitive environment while motivating and building an integrated management team that can balance short-term thinking with our long-term objectives. RSUs are also used to motivate and retain key tenured executives as part of their long-term incentive compensation while recognizing exceptional performance and rewarding successful innovation and risk-taking through spot awards.   RSUs are normally granted at the annual December Compensation Committee meeting, but may also be awarded at other Compensation Committee meetings following a promotion, for extraordinary performance, or at time of hire for eligible executives.

During 2011, the Compensation Committee developed guidelines based on the dollar value of the stock award when granting stock to our officers.  Awards were granted based on individual performance whereby an executive could receive a grant above the maximum when the Compensation Committee believed the performance warranted it. Specifically, the following guidelines were used in granting stock to our named executive officers:

	$ Value as % of Base Salary
	Minimum	Target	Maximum
Executive VP	70%	100%	130%

In addition, the Compensation Committee determined the award sizes for each Named Executive Officer by analyzing the competitive objectives listed above, reviewing a tally sheet for each Named Executive Officer and evaluating the individual’s 2011 performance.

Under the Cash LTIP, executives will be awarded cash for achieving long-term (3 year) financial objectives of cumulative revenue growth and pre-tax operating margin.  As noted in the graph under “CD&A: Executive Summary of Fiscal Year 2011”, this plan will be used for approximately 50% of total long-term incentive awards.  In general, cash awards are paid annually after completion of each 3 year performance cycle and targets are announced annually prior to the beginning of each 3 year performance cycle.  As discussed below, the Compensation Committee adopted this type of long-term cash plan to, among other things, complement our current 2003 Stock Incentive Plan, assist in managing annual dilution, and supplement the number of shares available under the Company’s stock incentive plan.  The payment for the 2007-2009 plan cycle was not paid out due to the Company not meeting the two cumulative metrics for the performance cycle.  The Compensation Committee reviewed the Company’s performance for the 2009-2011 performance cycle, including the fact that the Company met its cumulative revenue growth target of greater than 15% by achieving cumulative revenue growth of 16.5% and met its pre-tax operating margin threshold of 3.5% to 3.74% by having a pre-tax operating margin of 3.54%, and determined that the awards for the Named Executive Officers would pay 70% of target, or $1,050,000 to Mr. Neidorff, $402,500 to Mr. Scheffel, $280,000 to Ms. Goldman, $280,000 to Mr. Hunter, and $147,000 to

Mr. Imholz.  We believe the targets established for the Cash LTIP plan are difficult to meet as evidenced by not meeting the threshold for payment in the first three year cycle under the plan and only paying out at 70% for the 2009-2011 performance cycle.

The use of the Cash LTIP combined with RSUs helps to reduce annual share usage under the 2003 Stock Incentive Plan, as compared with stock options.  Fifty percent of RSUs issued in 2010 to the Named Executive Officers satisfied Section 162(m) of the Internal Revenue Code (the Code).

Based on the amounts of total compensation listed in the Summary Compensation Table, long-term variable compensation represented from 46% to 61% of total compensation for the Named Executive Officers in fiscal year 2011, which is consistent with general market practice as well as the Compensation Committee’s overall compensation objectives. As noted above, we traditionally grant awards which are based upon the Compensation Committee’s recommendation at the December board meeting and do not “time” the granting of long-term incentives awards with respect to the release of material non-public information and have not timed such grants for the purpose of affecting the value of executive compensation.

As mentioned under “CD&A: Company’s Compensation Philosophy” and in continuing to emphasize the Company’s commitment to pay for performance principles, a minimum of at least 50% of all shares subject to awards granted to our Named Executive Officers will require that a performance parameter be met in order for the award to vest.  Specifically, 50% of the grants of RSUs to executive officers in December 2011 (our regular cycle for long-term incentive grants) have a performance condition based upon our 2012 diluted EPS. The midpoint of the Company’s 2012 EPS guidance of $2.70 is the target for these performance related awards.  A ratable 5% reduction from that target for each $.01 reduction in EPS will be incorporated, resulting in 0% vesting for EPS more than $0.20 below the target.

The Compensation Committee may adjust these performance targets to be at levels it believes to be rigorous and challenging to meet.  The performance criteria may include any of the metrics identified in the Plan document.  The Compensation Committee may determine that the performance parameters used to measure the appropriate pay out include or exclude items which are deemed beyond management’s control.  These items include but are not limited to those stated in the Plan document.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our Named Executive Officers, other officers and board of directors. In July 2009, Health Plan & Specialty Company Presidents and Corporate Vice Presidents were also included in the guidelines.  We believe that ownership of our stock helps align the interests of our executives and stockholders, and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5X
Executive Vice President	2.5X
Senior Vice President	2X
Plan & Specialty Company Presidents and Corporate Vice Presidents	1X

Beginning with RSUs awarded in 2010, the board established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax withholding) for one year following such vesting or payout.  An executive may substitute the tax basis of the shares under restriction for other shares held outright.

The Compensation Committee will annually review the stock ownership levels of the executive officers.  Future stock awards will take into consideration the executive’s level of attainment of the suggested stock ownership amount.  The Compensation Committee may elect to award an executive  the cash bonus paid under the annual incentive plan in stock if the suggested stock ownership amount is not met.

Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), restricted stock, shares owned in a self-directed IRA, “phantom shares” held in a deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned performance based awards are not counted toward meeting the ownership guidelines. As of the close of the last fiscal year and the date of this report, all Named Executive Officers subject to the guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines. We prohibit employees from hedging their stock ownership.

Our stock ownership guidelines for members of our board of directors encourage them to own 20,000 shares of common stock, and commencing with the 2012 annual meeting, each director has three years to attain this level of ownership.  We prohibit directors from hedging their stock ownership.

Other Benefits

We provide our Named Executive Officers with a defined contribution 401(k) retirement program. This defined contribution 401(k) retirement program is the same program that is provided generally to our employees. We also provide our Named Executive Officers with a non-qualified deferred compensation plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our Named Executive Officers with a defined benefit retirement program. We also do not provide retiree medical coverage to our Named Executive Officers, with the exception to Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to Named Executive Officers and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. We require all Named Executive Officers to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by us. In addition, each Named Executive Officer has the option to use a financial advisor for fees that in total do not exceed $11,000 annually for both tax preparation and financial advisement.

The board of directors believes that additional security is required for the position of chairman, president and chief executive officer and other Named Executive Officers. Pursuant to a policy implemented by our board, Mr. Neidorff is required to use Company provided aircraft for all air travel and we provide home security services to Mr. Neidorff.  Mr. Neidorff’s personal use of Company aircraft and home security services are fully taxable to him and are not grossed up to cover his personal income tax liability.  Home security services are also provided to our Named Executive Officers and these costs are fully taxable to them and are also not grossed up to cover any personal income tax liability.

Risk Disclosure

The Compensation Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation.  The Compensation Committee believes that the emphasis on long-term performance in the RSU program and the Cash LTIP results in an overall compensation program that does not reward excessive risk-taking for the Company.  Further, risks are limited by the use of ownership guidelines mentioned above and a clawback provision that provides that any cash bonuses that are paid from the annual bonus plan that are a result of material financial impropriety (as defined by the Audit Committee of the board of directors) including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the bonus amount to the Company.

The Company’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods.  A recent review of the Company’s compensation programs did not identify any compensation programs that unduly incentivize employees to take any excessive risks.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our board of directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. The term of the employment agreement extends until November 8, 2014. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1,200,000, which is subject to an annual review by our board of directors. Mr. Neidorff is eligible for an annual target bonus of 150% of base salary and a maximum annual bonus equal to not less than 200% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 RSUs as of November 8, 2004. Of these RSUs, 60% vested in 2009 with the remaining 40% vesting ratably between 2010-2014. Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff’s employment may be terminated by us for cause or permanent disability or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependents, full acceleration of any unexercised stock options or other equity awards held by him, and acceleration of a portion of unvested RSUs awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested RSUs and any unexercised stock options or other equity awards held by Mr. Neidorff will vest in full.  Mr. Neidorff is eligible for a gross-up payment if any parts or amounts payable under his employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provisions.  Mr. Neidorff’s agreement was amended in 2008 to (1) to eliminate the non-compete and non-solicitation requirements if there was a “hostile change in control” as defined in his agreement and (2) to add language to the agreement to make it compliant with Section 409A of the Code.

Severance and Change in Control Agreements

William N. Scheffel, Jesse N. Hunter, Donald G. Imholz and Carol E. Goldman serve as executive officers pursuant to executive severance and change in control agreements (the agreements). Under these agreements, 2012 annual salaries are $665,000, $550,000, $450,000 and $480,000 for Messrs. Scheffel, Hunter, and Imholz and Ms. Goldman, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined in the agreements), the executive’s employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive’s last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage. The executive’s existing equity awards will vest in full at the time of a change in control.

The agreements also generally provide that, if an executive’s employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive’s existing equity awards.  If any parts or amounts payable under the executive’s employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the Company may be required to pay the executive an additional cash amount (gross-up payment).

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a “hostile takeover” as defined in the agreement.

The board has determined that it is in our best interests and our stockholders’ to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive’s full attention and dedication to us, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive’s compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to its chief executive officer and its four other most highly compensated executive officers, excluding the chief financial officer.  Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock incentive plans in a manner intended to comply with the performance-based exception to Section 162(m).  Additionally, we intend that our Short-Term Executive Compensation Plan complies with the performance-based exception to Section 162(m).  Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans or our Short-Term Executive Compensation Plan will be treated as qualified performance-based compensation under Section 162(m).

Recently enacted federal legislation (the Patient Protection and Affordable Care Act (PPACA)) amended the Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for a tax year beginning after 2012 for compensation to any employee in excess of $500,000.  In contrast to Section 162(m) as currently in effect, this new legislation does not create any exceptions for performance-based compensation.  The Compensation Committee did not consider the impact of this legislation when reviewing and determining executive compensation for 2011.  However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009. Additional description of each component of compensation for our Named Executive Officers is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) 1	Option Awards ($) 1	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael F. Neidorff	2011	$1,100,000	$2,475,000	$5,365,500	$—	$1,050,000	$483,412	2	$10,473,912
Chairman, President and Chief Executive Officer	2010	1,100,000	1,900,000	3,649,500	—	900,000	396,220		7,945,720
	2009	1,000,000	1,750,000	2,878,500	—	—	449,400		6,077,900

William N. Scheffel	2011	645,000	625,000	726,400	—	402,500	37,188	3	2,436,088
Executive Vice President and Chief Financial Officer	2010	625,000	595,000	608,250	—	306,000	35,986		2,170,236
	2009	595,000	575,000	474,500	—	—	32,850		1,677,350

Carol E. Goldman	2011	460,000	400,000	726,400	—	280,000	36,410	4	1,902,810
Executive Vice President and Chief Administrative Officer

Jesse N. Hunter	2011	495,000	500,000	908,000	—	280,000	40,480	5	2,223,480
Executive Vice President, Operations	2010	450,000	400,000	851,550	—	108,000	24,738		1,834,288
	2009	425,000	375,000	474,500	—	—	36,099		1,310,599

Donald G. Imholz	2011	422,000	465,000	726,400	—	147,000	23,153	6	1,783,553
Executive Vice President and Chief Information Officer	2010	410,000	350,000	851,550	—	—	37,530		1,649,080

1
The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made during the current year under the Company’s stock incentive plans.  Assumptions used in the calculation of this amount for fiscal years ended December 31, 2011, 2010 and 2009 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2012.  There can be no assurance that the grant date fair value of Stock Awards will ever be realized.

2
All other compensation includes $239,185 of personal use of Company provided aircraft.  Pursuant to the policy established by our board, our Chairman, President and Chief Executive Officer is required to use Company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations.  For flights on corporate aircraft, the cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service.  This charge reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs.  The other amounts included in other compensation for Mr. Neidorff include $129,833 in life insurance benefits, $82,650 in nonqualified deferred compensation match, tax preparation and financial advisor fees, Company entertainment event tickets, security services, and 401(k) match.

3	All other compensation includes $29,838 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
4	All other compensation includes non-qualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
5	All other compensation includes $19,474 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
6	All other compensation includes $15,803 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.

Grants of Plan-Based Awards Table

The following table provides information on 2011 grants of RSUs under the 2003 Stock Incentive Plan, as well as 2011 cash-based grants under the Cash LTIP to each of our Named Executive Officers. The fair values of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#) Target 1	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) 2
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael F. Neidorff	12/14/11	$660,000	$1,650,000	$2,475,000	75,000	75,000	$5,365,500
William N. Scheffel	12/13/11	258,000	645,000	967,500	10,000	10,000	726,400
Carol E. Goldman	12/13/11	184,000	460,000	690,000	10,000	10,000	726,400
Jesse N. Hunter	12/13/11	198,000	495,000	742,500	12,500	12,500	908,000
Donald G. Imholz	12/13/11	168,800	422,000	633,000	10,000	10,000	726,400

1
Equity incentive grants contain a performance condition based upon our 2012 diluted EPS.  The midpoint of the Company’s 2012 EPS guidance of $2.70 is the target for these performance related awards.  A ratable 5% reduction from that target for each $.01 reduction in EPS will be incorporated, resulting in 0% vesting for EPS more than $0.20 below the target.  Therefore, these awards do not have a threshold or maximum.

2
Assumptions used in the calculation of the Grant Date Fair Value are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2012. There can be no assurance that the Grant Date Fair Value of Stock Awards will ever be realized.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our Named Executive Officers on December 31, 2011:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($) 1	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Michael F. Neidorff	155,332	—		13.58	8/26/2013	240,000	2	$9,501,600	75,000	6	$2,969,250
	200,000	—		13.98	12/16/2013	50,000	3	1,979,500	75,000	7	2,969,250
	180,000	—		17.85	7/27/2014	50,000	4	1,979,500	—		—
	200,000	—		25.40	12/13/2015	75,000	5	2,969,250	—		—
	96,034	—		25.21	12/12/2016	—		—	—		—

William N. Scheffel	—	—		—	—	8,333	8	329,903	12,500	11	494,875
	—	—		—	—	8,333	9	329,903	10,000	12	395,900
	—	—		—	—	10,000	10	395,900	—		—

Carol E. Goldman	40,000	—		26.07	12/8/2014	6,667	8	263,947	10,000	11	395,900
	10,000	—		25.40	12/13/2015	6,667	9	263,947	10,000	12	395,900
	5,000	—		25.21	12/12/2016	10,000	10	395,900	—		—

Jesse N. Hunter	6,000	—		13.58	8/26/2013	2,000	13	79,180	17,500	11	692,825
	8,000	—		25.40	12/13/2015	8,333	8	329,903	12,500	12	494,875
	12,000	—		25.21	12/12/2016	11,667	9	461,897	—		—
	6,000	4,000	13	16.84	4/28/2018	12,500	10	494,875	—		—

Donald G. Imholz	3,000	6,000	15	18.84	11/3/2018	14,000	14	554,260	17,500	11	692,825
	—	—		—	—	8,333	8	329,903	10,000	12	395,900
	—	—		—	—	11,667	9	461,897	—		—
	—	—		—	—	10,000	10	395,900	—		—

1	The option price for each grant is equal to the previous day’s closing market price.
2	The shares vest in three equal annual installments on November 8, 2012, 2013 and 2014.
3	The shares vest on December 11, 2012.
4	The shares vest in two equal installments on the anniversary of the grant date beginning on December 15, 2012.
5	The shares vest in three equal installments on the anniversary of the grant date beginning on December 14, 2012.
6
The shares are performance stock units vesting in three equal installments on February 7, 2012, December 15, 2012, and December 15, 2013. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

7
The shares are performance stock units vesting in three equal installments on February 9, 2013, December 14, 2013, and December 14, 2014. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

8	The shares vest on December 10, 2012.
9	The shares vest in two equal installments on the anniversary of the grant date beginning on December 14, 2012.
10	The shares vest in three equal installments on the anniversary of the grant date beginning on December 13, 2012.
11
The shares are performance stock units vesting in three equal installments on February 7, 2012, December 14, 2012, and December 14, 2013. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

12
The shares are performance stock units vesting in three equal installments on February 9, 2013, December 13, 2013, and December 13, 2014. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

13	The shares/options vest in two equal annual installments on the anniversary of the grant date beginning on April 28, 2012.
14	The shares/options vest in two equal installments on the anniversary of the grant date beginning on November 3, 2012.

Option Exercises and Stock Vested Table

The following table shows the number of shares of Centene stock acquired by our Named Executive Officers in 2011 upon exercise of options or vesting of RSUs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael F. Neidorff	47,710	$1,217,046	188,334	1	$6,834,825
William N. Scheffel	36,974	1,815,605	27,168		1,006,437
Carol E. Goldman	16,551	442,077	21,566		797,519
Jesse N. Hunter	5,562	197,820	28,667		1,054,591
Donald G. Imholz	2,798	98,760	21,167		765,691

1 Pursuant to the terms of the grant agreement, the receipt of 80,000 restricted stock units vesting during 2011 has been deferred until retirement.

Nonqualified Deferred Compensation Table

Under the Company’s Deferred Compensation Plan, the Named Executive Officers may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan.  The following table shows the change in the Nonqualified Deferred Compensation balances for our Named Executive Officers, as well as the deferral of restricted stock units vesting for Michael Neidorff as discussed in footnote 5, for the fiscal year ended December 31, 2011:

Name	Executive Contributions in Last FY ($) 1		Registrant Contributions in Last FY ($) 2	Aggregate Earnings (Losses) in Last FY ($) 3		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) 4
Michael F. Neidorff	$3,000,800	5	$82,650	$10,737,119	5	$—	$32,239,687 5
William N. Scheffel	74,377		29,838	21,524		—	479,618
Carol E. Goldman	27,583		6,441	(6,287)		—	297,709
Jesse N. Hunter	53,648		19,474	(20,386)		—	254,421
Donald G. Imholz	46,306		15,803	(4,629)		—	124,117

1	Executive contributions, with the exception of the contribution discussed in footnote 5, are included in the Salary column in the Summary Compensation Table.
2	All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3	The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.
4
The Aggregate Balance at Last Fiscal Year-End column includes money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement.  For fiscal 2011, the amounts described in footnote 1 are included in the Summary Compensation Table as described in footnote 1.  For fiscal 2010, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$78,104; Mr. Scheffel -$28,636; Mr. Hunter -$17,388; Mr. Imholz -$24,545.  For fiscal 2009, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$135,000; Mr. Scheffel -$65,014; Mr. Hunter -$49,010.  For prior years, all amounts contributed by a Named Executive Officer in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

5
Pursuant to the terms of the grant agreement, the receipt of 600,000 restricted stock units vested during 2009, 80,000 restricted stock units vested during 2010, and 80,000 restricted stock units vested during 2011 have been deferred until retirement.  The fair market value at the time of vesting for the 2011 vesting (executive contribution), increase in value during 2011(aggregate earnings), and December 31, 2011 market value (balance at last FYE) are presented in the table.  Mr. Neidorff contributed $180,000 to the Company’s Deferred Compensation plan during 2011.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our Named Executive Officers upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•
If a majority of the incumbent board of directors are replaced. For these purposes, the incumbent board of directors means the directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors, other than in connection with a proxy contest; or

•
Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2011. The applicable agreements are discussed in the CD&A under the heading “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included in this proxy statement.

Michael F. Neidorff
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Severance	$—	$8,250,000	$—	$—	$—	$—	$8,020,833
Pro rata Bonus Payment	—	1,650,000	—	—	1,650,000	1,650,000	1,650,000
Unvested Restricted Stock	—	22,368,350	—	—	22,368,350	22,368,350	22,368,350
Long-term Incentive Plan Payment at Target	—	3,450,000	—	3,450,000	3,450,000	3,450,000	3,450,000
Welfare Benefits Values	—	—	—	—	5,000,000	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	9,149,987

William N. Scheffel
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$645,000	$—	$—	$—	$2,460,000
Pro rata Bonus Payment	—	483,750	—	—	—	483,750
Unvested Restricted Stock	—	956,692	—	—	—	1,946,482
Long-term Incentive Plan Payment at Target	—	—	—	1,865,000	1,865,000	1,865,000
Welfare Benefits Values	—	23,880	—	550,000	—	156,051
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	2,141,391

Carol E. Goldman
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$460,000	$—	$—	$—	$1,645,000
Pro rata Bonus Payment	—	345,000	—	—	—	345,000
Unvested Restricted Stock	—	791,840	—	—	—	1,715,593
Long-term Incentive Plan Payment at Target	—	—	—	1,330,000	1,330,000	1,330,000
Welfare Benefits Values	—	14,819	—	1,000,000	—	296,371
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,763,530

Jesse N. Hunter
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$495,000	$—	$—	$—	$1,765,000
Pro rata Bonus Payment	—	371,250	—	—	—	371,250
Unvested Stock Option Spread	—	158,360	—	—	—	158,360
Unvested Restricted Stock	—	1,227,330	—	—	—	2,553,555
Long-term Incentive Plan Payment at Target	—	—	—	1,370,000	1,370,000	1,370,000
Welfare Benefits Values	—	23,880	—	1,450,000	—	300,697
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	2,214,896

Donald G. Imholz
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$422,000	$—	$—	$—	$1,394,000
Pro rata Bonus Payment	—	168,800	—	—	—	168,800
Unvested Stock Option Spread	—	237,540	—	—	—	237,540
Unvested Restricted Stock	—	1,431,852	—	—	—	2,830,685
Long-term Incentive Plan Payment at Target	—	—	—	1,182,000	1,182,000	1,182,000
Welfare Benefits Values	—	23,880	—	225,000	—	129,820
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	2,110,667

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of February 24, 2012 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our Named Executive Officers, directors (three of whom are nominated for re-election); and
•	all of our executive officers and directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days		Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days1
FMR LLC	4,099,836		—		4,099,836		8.0	—
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc.	3,819,242		—		3,819,242		7.5	—
40 East 52nd Street New York, New York 10022
The Vanguard Group, Inc.	2,793,870		—		2,793,870		5.5	—
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Michael F. Neidorff	382,891	2	1,558,793	2	1,941,684	2	3.7	590,569
Robert K. Ditmore	289,925	3	72,626		362,551	4	*	—
Carol E. Goldman	71,902		49,080		120,982			40,222
David L. Steward	28,669		65,126		93,795	4	*	—
Jesse N. Hunter	59,992		32,000		91,992		*	62,667
John R. Roberts	31,669	5	52,458		84,127	4	*	2,000
William N. Scheffel	82,342		—		82,342		*	44,999
Tommy G. Thompson	26,169		47,894		74,063	4	*	—
Frederick H. Eppinger	22,088		43,097		65,185	4	*	—
Pamela A. Joseph	23,850		36,342		60,192	4	*	—
Donald G. Imholz	35,361		—		35,361		*	71,667
Richard A. Gephardt	9,128		13,555		22,683		*	—
Orlando Ayala	—		3,593		3,593		*	10,000
All directors and executive officers as a group (20 persons)	1,236,056		2,070,072		3,306,128		6.2	1,053,615

*	Represents less than 1% of outstanding shares of common stock.
1
The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of February 24, 2012. The share numbers also include the number of phantom shares acquired through the Company’s deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

2
Of Mr. Neidorff’s shares acquirable within 60 days, 760,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. 600,000 of the shares vested in November 2009 and 80,000 of the shares vested in each of November 2010 and 2011.  The RSUs shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Code.  Mr. Neidorff’s Outstanding Shares include 183,421 shares pledged as collateral.

3
Mr. Ditmore’s outstanding shares include 80,050 shares owned by family members, family partnerships or trusts. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Ditmore’s Outstanding Shares also include 40,000 shares pledged as collateral.

4
Shares beneficially owned by Messrs. Ditmore, Eppinger, Roberts, Steward, Thompson and Ms. Joseph include 36,571, 29,542, 35,902, 36,571, 34,338 and 22,787, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

5	Mr. Roberts’ outstanding shares include 26,669 shares owned by a revocable trust. Mr. Roberts disclaims beneficial ownership except to the extent of his pecuniary interest therein.

As of February 24, 2012, there were 51,103,193 shares of our common stock outstanding, net of treasury shares.  Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 24, 2012. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and directors is in care of Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff’s 590,569 shares not acquirable within 60 days, 240,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004.  The shares vest between 2012 and 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Code.

All shares not acquirable within 60 days represent options to purchase shares of common stock or RSUs and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash or other non-company securities.

Information with respect to the outstanding shares beneficially owned by FMR LLC is based on Schedule 13G/A filed with the SEC on February 14, 2012 by such firm.  FMR LLC beneficially owns 4,099,836 shares. Of the shares FMR LLC owns, it has sole voting power over 5,100 shares and sole dispositive power over 4,099,836 shares.

Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on February 13, 2012 by such firm.  BlackRock, Inc. beneficially owns 3,819,242 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 3,819,242 shares and sole dispositive power over 3,819,242 shares.

Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 10, 2012 by such firm.  The Vanguard Group, Inc. beneficially owns 2,793,870 shares. Of the shares The Vanguard Group, Inc. owns, it has sole voting power over 72,202 shares and sole dispositive power over 2,793,870 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports.  To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all Section 16(a) filing requirements during 2011 were complied with on a timely basis.

If a Named Executive Officer or member of the board wants to sell shares of the Company’s stock, we require them to sell through a Rule 10b5-1 sales plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Exchange Act.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2013 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 12, 2012.  SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2013 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting.  This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above.  We have not set a date for our 2013 Annual Meeting of Stockholders.  If the 2013 Annual Meeting of Stockholders were to be held on April 24, 2013, the anniversary of the 2012 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be between January 24, 2013 and February 23, 2013.  If a proposal is submitted pursuant to our by-laws between January 24, 2013 and February 23, 2013 but after November 13, 2012, the stockholder may not require that the proposal be included in the proxy statement for the 2013 Annual Meeting of Stockholders.  If the date of our 2013 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 24, 2013, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement, our 2011 Summary Annual Report to Stockholders and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Keith H. Williamson, Secretary
(314) 725-4477
kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

Appendix A

CENTENE CORPORATION
2012 Stock Incentive Plan

1.      Purpose

The purpose of this 2012 Stock Incentive Plan (the “Plan”) of Centene Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company, by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.      Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, restricted stock units, stock appreciation rights and any other stock based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.      Administration and Delegation

(a)
Administration by Compensation Committee of the Board of Directors. The Plan will be administered by the Compensation Committee of the Board. The Compensation Committee shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable, provided that awards to a director may only be recommended by a committee comprised solely of independent directors.  Awards made to the CEO must be approved by a majority of independent directors of the Board. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)
Appointment of Committees. To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a subcommittee or the executive officers referred to in Section 3(c) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such Committee or executive officers.

(c)
Delegation to Executive Officers. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Compensation Committee may determine, provided that the Compensation Committee shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant

Awards to any “executive officer” of the Company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.      Stock Available for Awards

(a)
Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 2,300,000 shares of common stock, $.001 par value per share, of the Company (“Common Stock”). Upon approval of the 2012 Stock Incentive Plan, 996,641 shares available for grant under the 2003 Stock Incentive Plan will be cancelled and converted to shares available under the 2012 Stock Incentive Plan.  In addition, shares that are subject to an outstanding award under our 2003 Stock Incentive Plan that in the future are cancelled, terminated, expire, or lapse shall be added to and become available under the 2012 Plan.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.  For purposes of counting the number of shares available for the grant of Awards under the Plan,

(1)
shares of Common Stock covered by SARs (as hereinafter defined) shall be counted against the number of shares available for the grant of Awards under the Plan; provided that independent SARs (as hereinafter defined) that may be settled in cash only shall not be so counted;

(2)
if any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price or for a nominal amount pursuant to a contractual repurchase right) , the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code;

(3)
shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan; and

(4)
shares subject to awards granted under the Plan through the settlement, assumption or substitution of outstanding awards, or through obligations to grant future awards, as a condition of the Company acquiring another entity (“Acquisition Awards”) shall not be counted against the number of shares available for the grant of Awards under the Plan.

(b)	Sub-limits. Subject to adjustment under Section 8, the following sub-limits on the number of shares subject to Awards shall apply:

(1)
Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards, including options and stock appreciation rights, may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto (“Section 162(m)”).

5.      Stock Options

(a)
General. The Compensation Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)
Incentive Stock Options. An Option that the Compensation Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Centene Corporation, any of Centene Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)
Exercise Price. The Compensation Committee shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Compensation Committee, at the time the Option is granted.

(d)
Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

(e)
Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)
except as the Compensation Committee may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)
when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Compensation Committee (“Fair Market Value”), provided such method of payment is then permitted under applicable law;

(4)
such other lawful consideration as the Compensation Committee may determine in its sole discretion, provided that (i) at least an amount equal to the par value of the Common Stock being purchased shall be paid in cash and (ii) no such consideration shall consist in whole or in part of a promissory note or other evidence of indebtedness; or

(5)	by any combination of the above permitted forms of payment.

(g)
Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Options in substitution for any options or other stock or stock-based Awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Compensation Committee deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.      Restricted Stock; Restricted Stock Units; Other Stock Based Awards

(a)	Grants. The Compensation Committee may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares or repurchase of such shares for a nominal amount if issued at no cost) from the recipient in the event that conditions specified by the Compensation Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Compensation Committee for such Award. Instead of granting Awards for Restricted Stock, the Compensation Committee may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future (“Restricted Stock Units”) subject to such terms and conditions on the delivery of the shares of Common Stock as the Compensation Committee shall determine (each Award for Restricted Stock or Restricted Stock Units, a “Restricted Stock Award”). The Compensation Committee may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Compensation Committee shall specify.  In addition, the Compensation Committee may issue an Award that has a value based on the value of shares, including but not limited to grants of stock and grants of rights to receive stock in the future (“Other Stock Based Awards”).

(b)	Terms and Conditions.

(1)
The Compensation Committee shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.  The Compensation Committee shall also determine the terms and conditions of any Other Stock Based Awards.  The Compensation Committee may issue an Other Stock Based Award which includes, but is not limited to, the right to receive upon grant fully vested shares of stock.

(2)
If the Compensation Committee determines to grant any Restricted Stock Awards designed to satisfy the requirements of Section 162(m)(4)(C) of the Code with respect to remuneration payable to a covered employee as defined in Section 162(m)(3) of the Code (“Covered Employee”) solely on account of one or more performance goals (“Performance Goals”) to be achieved during a performance period (“Performance Period”), the following requirements shall apply:

(A)	(i)
The Performance Goals upon which the payment or vesting of an Award to a Covered Employee pursuant to this Section 6(b)(2) shall be limited to the following performance measures (“Performance Measures”):

(a)	net earnings or net income (before or after taxes),

(b)	earnings per share,

(c)	net sales or revenue growth,

(d)	net operating profit (before and after taxes),

(e)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue),

(f)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

(g)	earnings before or after taxes, interest, depreciation, and/or amortization,

(h)	gross or operating margins,

(i)	productivity ratios,

(j)	share price (including, but not limited to, growth measures and total shareholder return),

(k)	expense targets,

(l)	margins,

(m)	operating efficiency,

(n)	market share,

(o)	customer satisfaction,

(p)	working capital targets, and

(q)	economic value added (net operating profit after tax minus (the sum of capital multiplied by the cost of capital)).

(ii)	As the Compensation Committee may deem appropriate:

(a)
any of the foregoing Performance Measure(s) may be used to measure the performance of the Company, a subsidiary, and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof during the Performance Period;

(b)
any of the foregoing Performance Measures may be used to compare the performance of the Company, a subsidiary and/or affiliate of the Company as a whole or any business unit of the Company, subsidiary and/or affiliate to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate; and

(c)	the Compensation Committee may select Performance Measure (j) above as compared to various stock market indices.

(iii)	The Compensation Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:

(a)	asset write-downs,

(b)	litigation or claim judgments or settlements,

(c)	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,

(d)	any reorganization and restructuring programs,

(e)
extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year,

(f)	acquisitions or divestitures, and

(g)	foreign exchange gains and losses.

Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(B)	The Performance Period for any Award pursuant to this Section 6(b)(2) shall not be less than one taxable year of the Company.

(C)	The maximum number of shares the Compensation Committee may grant to a Covered Employee during a taxable year of the Company pursuant to this Section 6(b)(2) shall be 500,000 shares.

(D)
The Performance Goals for any Award pursuant to this Section 6(b)(2) shall be memorialized in writing and furnished to affected Covered Employees not later than 90 days after the beginning of the Performance Period to which they apply.

(E)	The Compensation Committee shall certify in writing the accomplishment of the Performance Goals related to an Award before the Award can become unconditional.

(F)
Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Compensation Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

(G)
In the event that applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Compensation Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Compensation Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Compensation Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in this Section 6(b)(2).

(H)	Dividends shall not be paid on any unvested shares or units.

(I)
This Section 6(b)(2) is designed to comply with the requirements of Section 162(m)(4)(C) of the Code and regulations issued thereunder and all provisions of this Section 6(b)(2) shall be applied consistent therewith.

(c)
Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award, if applicable, shall be registered in the name of the Participant and, unless otherwise determined by the Compensation Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Compensation Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.      Stock Appreciation Rights

(a)
General. A Stock Appreciation Right (“SAR”) is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)
Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan. The Compensation Committee shall establish the exercise price at the time each SAR is granted and specify it in the applicable SAR agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Compensation Committee, at the time the SAR is granted.

(1)
Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Compensation Committee in connection with a Change in Control) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Compensation Committee in connection with a Change in Control and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)
Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Compensation Committee may specify in the SAR Award.

(c)
Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Compensation Committee, together with any other documents required by the Compensation Committee.

8.      Adjustments for Changes in Common Stock and Certain Other Events

(a)
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b), and (iii) in the number and class of and/or price of shares of Common Stock subject to outstanding Awards granted under the Plan, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Compensation Committee shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate.

(b)
Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Compensation Committee shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Compensation Committee may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

9.      General Provisions Applicable to Awards

(a)
Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided that the Compensation Committee may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a registration statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, and provided further that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)
Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Compensation Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)
Compensation Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

(d)	Termination of Status. The Compensation Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)
Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Compensation Committee for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Compensation Committee may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)
Amendment of Award. The Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and would not cause adverse tax consequences to the Participant under Section 409A of the Code.

(g)
Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)
Vesting of Awards. No more than 10% of the total time vested Awards granted, other than a director Award or an Acquisition Award, granted under the Plan to any employee of the Company may vest or become exercisable in increments greater than one-third of the total Award in any period of twelve consecutive months following the date of grant.

(i)
Repricing of Awards. Unless such action is approved by the Company’s stockholders and does not cause an Award to become subject to Section 409A of the Code: (1) no outstanding Award granted under the Plan may be amended to provide for an exercise price per share that is less than the then-existing exercise price per share of such outstanding Award (other than adjustments pursuant to Section 8), (2) the Compensation Committee may not cancel any outstanding Award (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share less than the then-existing exercise price per share of the cancelled Award, and (3) the Compensation Committee may not repurchase any outstanding Award granted under the Plan at a price greater than the current fair market value of the existing award.  The terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, exchange, substitute, buyout or surrender outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(j)	Change in Control. Upon the occurrence of a Change in Control:

(1)	Any and all Options and SARs granted hereunder shall become immediately exercisable.

(2)	Any and all Restricted Stock Awards granted hereunder that are not vested at the time of the occurrence of such Change in Control event shall vest and any restrictions shall lapse.

(3)
Notwithstanding the foregoing, in the event of a Change in Control under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Change in Control (the “Acquisition Price”), then the Compensation Committee may instead provide that all outstanding Options shall terminate upon consummation of such Change in Control and that each Participant shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and (ii) each Participant awarded any other Award which is denominated in shares of Common Stock (as set forth in the applicable Award agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options; provided, that no duplicative payments shall be made with respect to the SARs issued in tandem with Options.

For purposes of the foregoing, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur:  (i) any Person (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing forty percent or more of the combined voting power of the Company’s then outstanding securities; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); or (iii) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

10.      Miscellaneous

(a)
No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)
No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)
Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Compensation Committee, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m), including the vote required under Section 162(m). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Compensation Committee or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)
Amendment of Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) any “material revision” to the Plan (as defined in the New York Stock Exchange Listed Company Manual) must be approved by the Company’s stockholders prior to such revision becoming effective and (ii) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m), including the vote required under Section 162(m).

(e)
Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2012

CENTENE CORPORATION

CENTENE Corporation

CENTENE CORPORATION
7700 FORSYTH BLVD.
ST.LOUIS, MO 63105
ATTN: Keith Williamson

0000127015_1 R1.0.0.11699

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 24, 2012
Date: April 24, 2012 **Time:** 10:00 AM CDT
Location: Centene Plaza
7700 Forsyth Blvd.
St. Louis, Missouri 63105
Auditorium

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Form 10-K 2. Notice & Proxy Statement 3. Annual Review

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 10, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000127015_2 R1.0.0.11699

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Robert K. Ditmore 02 Frederick H. Eppinger 03 David L. Steward 04 Orlando Ayala

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

4. ADOPT OUR 2012 STOCK INCENTIVE PLAN

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000127015_3 R1.0.0.11699

CENTENE Corporation

CENTENE CORPORATION
7700 FORSYTH BLVD.
ST LOUIS, MO 63105
ATTN: Keith Williamson

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors **Nominees**	☐	☐	☐	______________

01 Robert K. Ditmore   02 Frederick H. Eppinger   03 David L. Steward   04 Orlando Ayala

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012	☐	☐	☐
3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐
4. ADOPT OUR 2012 STOCK INCENTIVE PLAN	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

000012/016_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Annual Review is/are available at www.proxyvote.com.

CENTENE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, April 24, 2012, at 10:00 a.m., central daylight saving time, and at any adjournments thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

0000127015_2 R1.0.0.11699

Continued and to be signed on reverse side